Exhibit 5

[FLIR SYSTEMS, INC. LETTERHEAD]

October 4, 2010

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of FLIR Systems, Inc. (the “Company”) and have been asked to render this opinion in connection with the Registration Statement on Form S-8 which the Company proposes to file with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering 400,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) which may be offered and sold by the Company under the ICx Technologies, Inc. 2007 Equity Incentive Plan, ICx Technologies, Inc. 2005 Stock Plan and Nomadics, Inc. 1996 Stock Option Plan (the “Plans”), which Shares under the terms of the Plans will consist of authorized and unissued shares.

I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates, and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as we have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

In this regard, I am of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.

2.	All proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefore in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally-issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement referred to above.

Very truly yours,

/s/ William W. Davis